EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Archer-Daniels-Midland Company for the registration of debt securities and to the incorporation by reference therein of our reports dated August 24, 2012, with respect to the consolidated financial statements and schedule of Archer-Daniels-Midland Company, and the effectiveness of internal control over financial reporting of Archer-Daniels-Midland Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

December 13, 2012